Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and under the caption "Selected Financial Data" and to the use of our report dated August 2, 1996, in Post-Effective Amendment No. 1 to the Registration Statement (Form SB-2 No. 33-80119) and related Prospectus of LightPath Technologies, Inc. (the Company) for the Registration of (i) Class A Common Stock and redeemable Class B Warrants of the Company (1,840,000 units), pursuant to outstanding redeemable Class A Warrants of the Company and Class B Warrants issued in the Company's initial public offering and (ii) 3,680,000 shares of Class A Common Stock issuable upon the exercise of such redeemable Class B Warrants.


                                                               Ernst & Young LLP

Tucson, Arizona
December 20, 1996